EXHIBIT 99




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Synergy Resources Sets Preliminary Fiscal 2016 CapEx of $250-$300 million

PLATTEVILLE, CO -- (Marketwired) -- 06/11/15 -- Synergy Resources Corporation (NYSE MKT: SYRG) ("Synergy" or the "Company") a U.S. oil and gas exploration and production company focused in the Denver-Julesburg Basin, has set a range for its fiscal year 2016 capital expenditures of $250-$300 million and provided an update on its drilling and completion activities in the Wattenberg Field.

William Scaff Jr., co-CEO of Synergy commented, "With the significant progress we have made reducing drilling and completion costs and increasing operational efficiencies, we are confident our fiscal 2016 capital program, beginning September 1st, will enable Synergy to continue to grow production and generate excellent returns for our shareholders. Furthermore, we anticipate 2016's capital program will be fully funded with our existing cash on hand, internally generated operating cash flow and the remaining liquidity on the borrowing base of our credit facility. Our 2016 capital will be predominately focused in the Wattenberg Field and we plan on drilling a higher percentage of mid- and extended reach horizontal wells in both the Codell and Niobrara formations. We are making preparations to add a second rig to our drilling program early in our 2016 fiscal year. We also have the financial wherewithal to expand the capex toward our Greenhorn prospect in the NE Wattenberg Extension Area depending on the results from our initial horizontal well."

Operations Update

Synergy's Chief Operating Officer, Craig Rasmuson added, "We remain active as we enter our 2015 fiscal fourth quarter. We are currently completing the eight well Geis pad and expect the wells to be on line in July. Four of the Geis wells will be completed using Halliburton's Access Biovert Frac design, while the other four wells will utilize hybrid gel and slickwater designs. All eight Geis wells will be completed utilizing sliding sleeves. Completion activities on the eleven well Cannon pad are scheduled to begin next week with production anticipated to begin by late July. Additionally, completion plans for our Wiedeman pad are being finalized pending an agreement related to the remediation of an existing offset vertical well within the spacing unit owned by a third party."

"We finished drilling the Conrad well, our first well targeting the Greenhorn, ahead of schedule and on budget. The rig has moved to our Bestway pad and has begun the initial phase of batch drilling four mid-reach lateral wells. These wells were not in our original 2015 fiscal plans, but drilling efficiencies and the reduction in service costs have allowed Synergy to deploy additional capital during the fiscal fourth quarter. Drilling operations should be completed on Bestway in August and the rig will move to the southern portion of the Wattenberg Field to begin our fiscal 2016 program in September."

"Regarding the Conrad well, we are reviewing test results from the Greenhorn formation to determine the completion technique we will utilize.
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"Our team  continues to excel in overall  efficiency for drilling and completion of horizontal wells in the Wattenberg Field. We drilled the Cannon wells for less than the original budget and several of the wells on the pad, which will be completed using slickwater, could have a total drilling and completion cost of less than $3.0 million per well. The Cannon wells consist of six Codell wells and five Niobrara C bench wells, nine of the wells are sliding sleeve and two of the wells are plug and perf, and the wells have an average 20-22 frac stages each."

"On our Kiehn Weis pad the wells have all been completed and are in production. We estimate the average actual cost of the thirteen wells on the Kiehn Weis pad will be approximately $3.5 million each. The Kiehn Weis wells were drilled last year under a higher cost drilling contract and we are pleased with the cost reductions we were able to realize in the completion stage of the wells. The wells are in a low gas-to-oil ratio area. Production equipment on the pad is being optimized and we are currently installing production tubing. The Kiehn Weis wells consist of six Codell wells, six Niobrara C bench wells and one Niobrara A bench well. Eight of the wells utilized sliding sleeves and five of the wells were completed with plug and perf designs. Early production results of the Niobrara A bench well have been very encouraging and we plan on permitting more Niobrara A bench wells going forward."

"We have been pursuing asset swaps with other operators in order to limit the amount of non-operated expenditures we incur and to maximize our working and net revenue interest percentages in our operated wells. We were able to consummate several asset and acreage swaps during the quarter, which gives us a higher working interest percentage in some of our developed operated pads as well as a higher working interest percentage in several other leases we will develop and operate in the future. A result of these swaps will be a 400-500 BOE per day reduction of non-operated production in the fiscal third quarter and a savings of approximately $14 million in non-operated expenses."

"Mid-stream constraints and high line pressures remain challenging and continue to have a material impact on the performance of our horizontal wells in the northern portion of the Wattenberg Field as well as on most of our vertical well production. Also, during the quarter we shut in three of the wells on our Weld 152 pad due to offset operator fracking activities which is required by the Colorado Oil & Gas Conservation Commission. We expect that as DCP's Lucerne 2 plant ramps up, its additional capacity will alleviate some of the line pressure challenges."

"Flooding has delayed the final tie-in of the 8 inch gas gathering line on our Kelly Farms pad and we have been unable to produce all the wells simultaneously, or to what we believe is their full potential. We have also shut in some of our vertical wells due to the flooding as a precautionary measure."

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With the lower  contribution  from  non-operated  production due to asset swaps, continuing infrastructure challenges and shutting in wells due to offset operator activities Synergy anticipates its fiscal 3rd quarter production will be between 7,600 and 8,200 BOE per day.

The Company will issue its fiscal third quarter earnings results and host a conference call on July 9th and will provide further details regarding its fiscal fourth quarter and year-end exit rate production at that time.

Conference call details:

Date: Thursday, July 9th, 2015
Time: 12 noon Eastern time (10 a.m. Mountain time)
Domestic Dial-In #: 877-407-9122
International Dial-In #: 201-493-6747

The conference call will be webcast simultaneously which you can access via this link: http://syrginfo.equisolvewebcast.com/q3-2015 and via the investor section of the company's web site at www.syrginfo.com.

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, contact Rhonda Sandquist with Synergy Resources at 970-737-1073.

A replay of the call will be available after 3:00 p.m. Eastern time on the same day and until July 23rd, 2015.

Domestic Toll-free Replay #: 877-660-6853
International Replay #: 201-612-7415
Replay ID #: 411931

About Synergy Resources Corporation

Synergy Resources Corporation is a domestic oil and natural gas exploration and production company. Synergy's core area of operations is in the Denver-Julesburg Basin, which encompasses Colorado, Wyoming, Kansas, and Nebraska. The Wattenberg field in the D-J Basin ranks as one of the most productive fields in the U.S. The company's corporate offices are located in Platteville, Colorado. More company news and information about Synergy Resources is available at www.syrginfo.com.

Important Cautions Regarding Forward Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as "believes", "expects", "anticipates", "intends", "plans", "estimates", "should", "likely" or similar expressions, indicates a forward-looking statement. These statements are subject to risk and uncertainties and are based on the beliefs and assumptions of management, and information currently available to management. The actual results could differ materially from a conclusion,

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forecast or  projection in the  forward-looking  information.  Certain  material factors or assumptions were applied in drawing a conclusion or making a forecast
or   projection   as  reflected   in  the   forward-looking   information.   The
identification in this press release of factors that may affect the company's future performance and the accuracy of forward-looking statements is meant to be illustrative and by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Factors that could cause the company's actual results to differ materially from those expressed or implied by forward-looking statements include, but are not limited to: the success of the company's exploration and development efforts; the price of oil and gas; the worldwide economic situation; change in interest rates or inflation; willingness and ability of third parties to honor their contractual commitments; the company's ability to raise additional capital, as it may be affected by current conditions in the stock market and competition in the oil and gas industry for risk capital; the company's capital costs, which may be affected by delays or cost overruns; costs of production; environmental and other regulations, as the same presently exist or may later be amended; the company's ability to identify, finance and integrate any future acquisitions; and the volatility of the company's stock price

Company Contact:

Rhonda Sandquist
Synergy Resources Corporation
Tel (970) 737-1073
Email: rsandquist@syrginfo.com

Investor Relations Contact:

Jon Kruljac
Synergy Resources Corporation
Tel (303) 840-8166
Email: jkruljac@syrginfo.com
Source: Synergy Resources Corporation